Exhibit (k)(2)


           ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT
           ----------------------------------------------------------

         THIS AGREEMENT is made as of ______, 2004 by and between BTOP50 CTA Index Fund, a Delaware statutory trust (the "Fund"), and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H:

         WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain PFPC to provide certain administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     DEFINITIONS. AS USED IN THIS AGREEMENT:

       (a)  "1933 Act" means the Securities Act of 1933, as amended.

       (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

       (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

       (d) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

       (e)  "CEA" means the Commodities Exchange Act, as amended.

       (f) "Shares" means the shares of beneficial interest of any series or class of the Fund.

       (g) "Organizational Documents" means, in the case of the Fund, the Agreement and Declaration of Trust or other documents constituting the Fund.

       (h) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

       (i)  "SEC" means the Securities and Exchange Commission.

       (j) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

       (k) "Written Instructions" means (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to provide administration, accounting and investor services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

       (a) certified or authenticated copies of the resolutions of the Fund's trustees, approving the appointment of PFPC or its affiliates to provide services and approving this Agreement;

       (b) a copy of the Fund's most recent effective registration statement on Form N-2 under the 1940 Act, as filed with the SEC;

       (c)  a copy of all of the Fund's Organizational Documents;

       (d)  a copy of any distribution agreement with respect to the Fund;

       (e) a copy of any additional administration agreement with respect to the Fund;

       (f) a copy of any investor servicing agreement made with respect to the Fund; and

       (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4.     COMPLIANCE WITH RULES AND REGULATIONS.

         PFPC undertakes to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder as are specified in writing by the Fund to PFPC and agreed in writing by PFPC. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

5.     INSTRUCTIONS.

       (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

       (b) PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees, unless and until PFPC receives Written Instructions to the contrary.

       (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

6.     RIGHT TO RECEIVE ADVICE.

       (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

       (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

       (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

       (d) Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

7.     RECORDS; VISITS.

       (a) The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any books and records shall be provided by PFPC to the Fund or to an authorized Person, at the Fund's expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or similar recording method.

       (b)  PPFC shall keep the following records:

            (i) all books and records with respect to the Fund's books of account; and

            (ii)    records of the Fund's securities transactions.

8.     CONFIDENTIALITY.

       Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if: (a) it is already known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) release of such information is necessary or desirable in connection with PFPC's provision of services under this Agreement; or (h) it has been or is independently developed or obtained by the receiving party.

9. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

13. INDEMNIFICATION. The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant portfolio's assets and not against the assets of any other investment portfolio of the Fund. The provisions of this
       Section 13 shall survive termination of this Agreement.

14.    RESPONSIBILITY OF PFPC.

       (a) PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

       (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

       (c) Notwithstanding anything in this Agreement (whether contained anywhere in Sections 15-17 or otherwise) to the contrary, the Fund hereby acknowledges and agrees that (i) PFPC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC's interpretation of tax positions or its interpretation of relevant circumstances (as determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to PFPC's gross negligence or willful misconduct.

       (d) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding Section 14(c), Fund hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is substantially due to PFPC's gross negligence or willful misconduct; provided, however, that PFPC shall not be found to have been grossly negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) or members of the hedge fund industry determine would otherwise apply to PFPC (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which PFPC (or any similar service provider) is (or would be) responsible.

       (e) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage.

       (f) No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

       (g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

       (h) The provisions of this Section 14 shall survive termination of this Agreement.

       (i) Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

15.    DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

       PFPC will perform the following accounting services with respect to each portfolio:

          (i) Journalize investment, capital and income and expense activities;

          (ii) Verify investment buy/sell trade tickets when received from the investment adviser for the portfolio (the "Adviser");

          (iii)     Maintain individual ledgers for investment securities;

          (iv)      Maintain historical tax lots for each security;

          (v) Record and reconcile corporate action activity and all other capital changes;

          (vi) Reconcile cash and investment balances of the Fund with the Fund's custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes.

          (vii)     Update the cash availability as required by the Adviser;

          (viii) Calculate contractual expenses, including management fees, as applicable, in accordance with the Fund's offering memorandum;

          (ix) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

          (x) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

          (xi) Control all disbursements and authorize such disbursements from the Fund's account with the custodian(s) upon Written Instructions;

          (xii) Calculate capital gains and losses in accordance with generally accepted accounting principles;

          (xiii) Determine net income in accordance with generally accepted accounting principles;

          (xiv) Determine applicable foreign exchange gains and losses on payables and receivables;

          (xv) Obtain monthly security market quotes and currency exchange rates from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Fund to PFPC and acceptable to PFPC;

          (xvi) Transmit or mail a copy of the monthly portfolio valuation to the Adviser;

          (xvii) Arrange for the computation of the net asset value in accordance with the provisions of the Fund's prospectus and statement of additional information, as modified by any resolutions or policies adopted by the Fund's Board of Trustees; and

          (xviii) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

16. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following administration services if required with respect to each portfolio:

          (i)       Prepare monthly security transaction listings;

          (ii) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

          (iii) Prepare and file upon execution the Fund's Federal and state tax returns;

          (iv) Assist in the preparation of notices of meetings of shareholders and proxy materials relating to such meetings;

          (v) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

          (vi) Draft agendas and resolutions for quarterly and special Board meetings and draft written consents of the Board;

          (vii) Coordinate the preparation, assembly and mailing of materials for Board meetings;

          (viii) Maintain the Fund's corporate calendar to assure compliance with various SEC filing and Board approval deadlines;

          (ix) Monitor the Fund's compliance with the amounts and conditions of each state qualification;

          (x)       Maintain the Fund's files;

          (xi) Provide periodic updates on recent significant regulatory events relating to the 1940 Act;

          (xii) Mail to appropriate parties the personal securities transaction quarterly reporting forms under the Fund's Code of Ethics pursuant to Rule 17j-1 under the 1940 Act;

          (xiii)    Prepare and file semi-annual reports on Form N-SAR;

          (xiv) Prepare the Fund's annual and semi-annual shareholder reports (not including Form N-CSR);

          (xv) Coordinate the preparation, assembly and mailing of materials for Board meetings; and

          (xvi) Monitor the Fund's status as a regulated Investment Company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended;

17. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following functions:

          (i) Maintain the register of Shareholders and enter on such register all issues, transfers and repurchases of shares in the Fund;

          (ii) Arrange for the calculation of the issue and repurchase prices of shares in the Fund in accordance with the Fund's Offering Memorandum; and

          (iii) Prepare and mail annually to each Shareholder a Form 1099 in accordance with applicable tax regulations

18. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Fund.

19. CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Adviser or sponsor, the Fund's ability to terminate the Agreement pursuant to Section 18 will be suspended from the time of such agreement until two years after the Change of Control.

20. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at __________________, Attention:____________________ or (c) if to
       neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

21. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days prior written notice of such assignment.

23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25.    MISCELLANEOUS.

       (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

       (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

       (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

       (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

       (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

       (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       (g) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

       (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

       (i) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and as a matter of policy PFPC will request (or already has requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC INC.

                                        By:  __________________________________

                                        Title:_________________________________



                                        BTOP50 CTA INDEX FUND

                                        By:____________________________________

                                        Title:_________________________________

                                    ______________, 2004

BTOP50 CTA INDEX FUND


         RE: ADMINISTRATION, ACCOUNTING, REGULATORY ADMINISTRATION AND INVESTOR SERVICES FEES
                  ---------------------------------------------------------

s
Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of an Administration, Accounting and Investor Services Agreement ("Agreement") dated _______, 2004 between PFPC and BTOP50 CTA Index Fund (the "Fund") as amended from time to time for services provided on behalf of the Fund. Pursuant to Paragraph 12 of the Agreement, and in consideration of the services to be provided to the Fund, the Fund will pay PFPC an annual administration, accounting and investor services fee to be paid monthly as set forth below.


A.       ADMINISTRATION AND ACCOUNTING SERVICES
         --------------------------------------

         1.     ASSET BASED FEES:

                The following annual fee will be calculated based upon the Fund's average net assets and paid monthly:

                .065% of the Fund's first $200 million of average net assets; .050% of the Fund's next $200 million of average net assets; and .040% of the Fund's average net assets in excess of $400 million.

         2.     MINIMUM MONTHLY FEE:

                The minimum monthly fee shall be $6,250 for the Fund, exclusive of investor services fees, regulatory administration fees, taxation services fees and out-of-pocket expenses.

         3.     TAXATION SERVICES FEES:

                An annual fee of $15,000 will be charged to create and mail 1099's to shareholders and e-file the 1099's with the IRS.

         4.     OUT-OF-POCKET EXPENSES:

                The Fund will reimburse PFPC for out-of-pocket expenses incurred on the Fund's behalf, including, but not limited to, postage, telephone, telex, overnight express charges, bank charges, custom development costs, transmission expenses, cost of access to PFPC's data warehouse system, costs to obtain independent security market quotes, Blue Sky registration services, travel expenses incurred for Board meeting attendance and multiple class fees, if applicable.

B.       REGULATORY ADMINISTRATION
         -------------------------

         1.     ASSET BASED FEES:

                The following annual fee will be calculated based upon the Fund's average net assets and paid monthly:

                .015% of the Fund's average net assets

         2.     MINIMUM MONTHLY FEE:

                The minimum monthly fee shall be $3,750, exclusive of out-of-pocket expenses.

         3.     OUT-OF-POCKET EXPENSES:

                The Fund will reimburse PFPC for out-of-pocket expenses incurred on its behalf, including, but not limited to, postage, overnight express charges, courier services, facsimile, telephone, telex, duplicating charges, travel expenses incurred in connection with Board and client meetings, supplies for the preparation of client materials and other miscellaneous expenses.

C.       INVESTOR SERVICES
         -----------------

         1.     SHAREHOLDER PROCESSING FEE:

                $65 per shareholder, per year for each of the first 500 shareholders; plus $50 per shareholder, per year, for each of the next 500 shareholders; plus $35 per shareholder, per year, for each shareholder in excess of 1,000.

         2.     MINIMUM MONTHLY FEE:

                The minimum monthly fee shall be $1,500 per month, exclusive of out-of-pocket expenses.

         3.     OUT-OF-POCKET EXPENSES

                The Fund will reimburse PFPC for out-of-pocket expenses incurred on the Fund's behalf, including, but not limited to, postage, supplies, overnight express charges, hardware/phone lines for data transmission and remote terminal(s), customized investor research requests, wire fees, record retention/storage, cost of annual 1099 mailing, cost of electronically filing tax returns, and negotiated time and materials for development and programming costs (if applicable).

                Out-of-pocket expenses are billed as they are incurred. Should the Fund utilize escrow accounts at PNC Bank, N.A. standard retail account charges would apply Charges for outsourced mailing and reproduction will be pre-approved and passed through at cost.

D.       MISCELLANEOUS
         -------------

         After the one year anniversary of the effective date of the Agreement, PFPC may adjust the fees described in this letter once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Fund's monthly fees (or the Effective Date of the Agreement absent such a prior adjustment).

         Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

         The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period, with the exception of the Taxation Services Fee.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.


                                                Very truly yours,

                                                PFPC INC.

                                                By:  __________________________

                                                Name:__________________________

                                                Title:_________________________

Agreed and Accepted:

BTOP50 CTA INDEX FUND

By:  _______________________________

Name:_______________________________

Title:______________________________